Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
SBT HOLDINGS INC.,
SBT ACQUISITION INC.
and
LIFECORE BIOMEDICAL, INC.
Dated as of January 15, 2008
.

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ANNEX I – Conditions to Offer

iii

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) is entered into as of January 15, 2008, by and among SBT Holdings Inc. (“Parent”), a Delaware corporation, SBT Acquisition Inc. (“Purchaser”), a Minnesota corporation and direct wholly-owned subsidiary of Parent, and Lifecore Biomedical, Inc., a Minnesota corporation (the “Company”).
RECITALS
          WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have determined that it is in the best interests of their respective shareholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, in furtherance of the acquisition of the Company by Parent, Parent has agreed to cause Purchaser to commence a tender offer (the “Offer”) to acquire all of the outstanding shares (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), at a price of seventeen dollars ($17.00) per Share, net to the holder thereof in cash (such amount, or any different amount per Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth herein;
          WHEREAS, following the consummation of the Offer, Purchaser will merge with and into the Company, with the Company as the surviving corporation in the Merger (as defined herein), and each Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
          WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of and approval by the Special Committee, has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger;
          WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;
          WHEREAS, the Board of Directors of Purchaser has unanimously approved this Agreement and declared it advisable for Purchaser to enter into this Agreement;
          WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“Warburg Pincus”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which Warburg Pincus is guaranteeing the obligations of Parent and Purchaser to pay the Reverse Termination Fee, subject to the terms and conditions of this Agreement; and

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Offer and the Merger.
          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
I. THE TENDER OFFER
     Section 1.1 The Offer.
               (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in the second paragraph of Annex I hereto shall have occurred and be existing, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable following the Solicitation Period End Time, but no later than five (5) Business Days thereafter (or such other later date as the parties may mutually agree in writing). The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered in the Offer and not withdrawn shall be subject to the satisfaction of those conditions set forth in Annex I and to the terms and conditions of this Agreement. The conditions to the Offer set forth on Annex I are for the sole benefit of Parent and Purchaser and each of Parent and Purchaser expressly reserves the right from time to time, subject to Sections 1(b) and 1(d) hereof, to waive any such condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.
               (b) Without the prior written consent of the Company, neither Parent nor Purchaser shall (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Tender Condition (as defined in Annex I), (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth on Annex I or (v) amend the conditions to the Offer set forth on Annex I in any manner that is adverse to the holders of the Shares.
               (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) having such terms and conditions as set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (together with all amendments, exhibits and supplements thereto, the “Schedule TO”) with respect to the Offer that will comply in all material respects with the provisions of all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements, exhibits or amendments thereto, and any other schedule or form which is filed in connection with the Offer and related transactions, including any schedule or form filed pursuant to Chapter 80B of the Minnesota Statutes, are referred to collectively herein as the “Offer Documents”). Parent and Purchaser shall disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. Parent and Purchaser shall file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes that will comply in all material respects with the provisions of all applicable Minnesota Statutes and shall disseminate the Offer Documents, including any such registration statement required by Chapter 80B of the Minnesota Statutes, to the holders of the Shares as and to the extent required by, and within the time period required by, Chapter 80B of the Minnesota Statutes. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Schedule TO and the Offer Documents. Parent and Purchaser hereby further agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by or on behalf of the Company specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Purchaser and the Company shall promptly correct any information provided by or on behalf of it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Schedule TO and the Offer Documents, as amended, to reflect such corrected information, to be filed with the SEC and the other Offer Documents, as amended to reflect such corrected information, to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws or the Minnesota Statutes. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
               (d) Subject to the terms and conditions of this Agreement and the Offer, the Offer to Purchase shall provide that the Offer will expire at midnight, New York time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1 promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Purchaser agrees that it shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless, at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived or, in the case of termination, such termination is in connection with the termination of this Agreement. If at the expiration date of the Offer, the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived, Parent shall cause Purchaser to extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer if such conditions may, as determined by Parent in its sole discretion, be satisfied prior to the applicable termination date set forth in Section 8.2(a). Notwithstanding the foregoing, Parent may, without the consent of the Company, cause Purchaser to (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to two periods, each for up to five (5) Business Days, if on such expiration date the conditions for the Offer described on Annex I hereto shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn, when added to the Shares, if any, beneficially owned by Parent represents less than 90 percent (90%) of the then issued and outstanding Shares on a fully diluted basis. Notwithstanding the foregoing, Purchaser (or Parent on its behalf) may, in its sole discretion, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 promulgated under the Exchange Act.
               (e) Subject to the terms and conditions set forth in this Agreement and the Offer, Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or during any subsequent offering period shall be paid net to the holder thereof in cash, subject to reduction only for any applicable Federal back-up withholding or other Taxes payable by such holder. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall provide, or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any shares of Common Stock that Purchaser accepts or is obligated to accept for payment pursuant to the Offer, and shall cause Purchaser to perform on a timely basis all of Purchaser’s obligations under this Agreement.
     Section 1.2 Company Actions.
               (a) The Company hereby approves of and consents to the Offer and the other transactions contemplated by this Agreement and represents and warrants that (x) the Special Committee, at a meeting duly called and held prior to the execution of this Agreement at which all directors who were members of the Committee were present, duly and unanimously adopted resolutions approving, including without limitation for purposes of Section 302A.673 of the Minnesota Business Corporation Act (the “MBCA”), this Agreement, and the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the issuance of

Shares of Common Stock upon exercise thereof, and (y) the Company Board, at a meeting duly called and held prior to the execution of this Agreement, at which all of the directors were present and acting on the unanimous recommendation of the Special Committee, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock upon exercise thereof and the other transactions contemplated hereby and thereby; (ii) recommended that the shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and the shareholders of the Company; (iv) resolved to recommend that the Company’s shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by Law, vote their Shares in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the applicable provisions of applicable Law and (v) together with any necessary actions taken by the Special Committee, took all action necessary to irrevocably render the restrictions on takeovers, business combinations, control share acquisitions, fair prices, moratorium or similar provisions contained in the MBCA, including Sections 302A.671, 302A.673 and 302A.675 (or any similar provisions) of the MBCA, inapplicable to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion of the foregoing determinations, recommendations and approvals in the Offer Documents, subject to the right of the Company Board to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.4 of this Agreement. The Company represents and warrants that it has been advised that each of its directors and executive officers intends to tender any and all Shares they beneficially own pursuant to the Offer.
               (b) Contemporaneous with the filing of the Schedule TO, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) that (i) will comply in all material respects with the provisions of all applicable federal securities laws and (ii) will include the opinion of Piper Jaffray & Co. referred to in Section 4.28 hereof. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Company Board described in Section 1.2(a) hereof, subject to the right of the Company Board to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.4 of this Agreement. The Company shall disseminate, and shall cooperate with Parent and Purchaser in disseminating, the Schedule 14D-9 to holders of Shares as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser shall promptly furnish to the Company upon request all information concerning Parent and Purchaser that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company hereby further agrees that, when filed with the SEC and on the date first published, sent or given to the Company’s shareholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Purchaser hereby agree that the information provided by them specifically for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as amended, to reflect such corrected information, to be filed with the SEC and disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.
               (c) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares, any available computer files containing the names and addresses of all record and beneficial holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of shareholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are reasonably necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Purchaser shall, and shall cause each of their Affiliates to which confidential information has been provided by the Company or its Representatives or by Parent or Purchaser to, hold in confidence the information contained in any such mailing labels, security position listings and files, shall use such information only in connection with the Offer and the Merger.
     Section 1.3 Company Board and Committees.
               (a) Effective upon the initial acceptance for payment by Purchaser of Shares pursuant to the Offer (the “Acceptance Time”, the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)), and from time to time thereafter, Parent shall be entitled to elect or designate directors to serve on the Company Board up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this

Section 1.3) by (y) a fraction, the numerator of which is the number of Shares held by Parent and Purchaser (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company shall use its best efforts (including by amending the Bylaws of the Company, including, but not limited to, an amendment to increase the size of the Company Board, if necessary) to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) by increasing the size of the Company Board and/or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. At such time, the Company will also cause, if requested by Parent, the board of directors (or similar governing body) of each of the Company’s Subsidiaries to include Persons designated by Parent constituting the same percentage of each such board as Parent’s designees constitute on the Company Board. From time to time after the Acceptance Time, the Company shall take all actions necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board and each committee of the Company’s Subsidiaries, in each case, to the fullest extent permitted by all applicable Law and the rules of NASDAQ. If requested by Parent and permitted by the NASDAQ Marketplace Rules, promptly after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by the NASDAQ Marketplace Rules and shall make all necessary filings and disclosures associated with such status.
               (b) Until the Effective Time, the Company Board shall have at least two Continuing Directors, and each committee of the Company Board at least one Continuing Director.
               (c) The Company’s obligation to elect or appoint Parent’s designees to the Company Board pursuant to Section 1.3(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall provide to the Company, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Parent, Purchaser or any Affiliate of Parent or Purchaser may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of Shares.
               (d) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or both Continuing Directors if there shall be only two (2) Continuing Directors) shall be required in order to (i) amend or terminate this Agreement on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, if such actions would materially and adversely affect the holders of Shares (other than Parent or Purchaser), (iii) waive any of the Company’s rights under this Agreement if such waiver would materially and adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Company Board under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); provided, however, that, in the event that, prior to the Effective Time, the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director shall be entitled to designate any other Person(s) who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancy and such Person(s) shall be deemed to be Continuing Director(s) for purposes of this Agreement. In the event that, prior to the Effective Time, no Continuing Director then remains, the other directors shall designate two Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
     Section 1.4 Top-Up Option.
               (a) Top-Up Option.
                    (i) Subject to Section 1.4(a)(ii) and Section 1.4(a)(iii) hereof, the Company grants to Parent and Purchaser a non-assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued shares of Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one (1) Share more than 90% of the Shares of Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or (ii) the aggregate number of shares of Common Stock that the Company is authorized to issue under its Articles of Incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.
                    (ii) The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time at or after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article VIII; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, Parent and Purchaser will collectively hold at least 90 percent (90%) of the Shares of Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares). The aggregate purchase price payable for the shares of Common Stock being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price. Any such promissory note shall bear interest at the rate of prime plus 1% per annum, shall mature not later than the fifth anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

                    (iii) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Shares by Parent or Purchaser is to take place. At the closing of the purchase of such Shares of Common Stock, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such Shares. The obligation of the Company to issue Shares in connection with the exercise of the Top-Up Option is subject to the conditions that (x) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Shares in respect of such exercise, (y) the issuance of Shares pursuant to the Top-Up Option would not require approval of the Company’s shareholders under applicable Law or regulation (including, without limitation, NASDAQ National Market rules and regulations, including Section 4350) and (z) Parent or Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Shares upon exercise of the Top-Up Option is accomplished in a manner consistent with all applicable legal requirements of any Governmental Entity, including compliance with an applicable exemption from registration of the Shares under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).
II. THE MERGER
     Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, (a) Purchaser will merge with and into the Company (the “Merger”) and (b) the separate corporate existence of Purchaser will cease and the Company will continue its corporate existence under Minnesota law as the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 2.2 Closing. Unless otherwise mutually agreed in writing by the Company and Purchaser, the closing of the Merger (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on a date selected by Purchaser, but not later than the third Business Day following the day on which the last to be satisfied by action taken or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) will have been satisfied or waived in accordance with this Agreement (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).
     Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Purchaser and the Company will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Minnesota in accordance with the MBCA. The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Minnesota or at such later date or time as may be agreed by Purchaser and the Company in writing and specified in the

Articles of Merger in accordance with (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
     Section 2.4 Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the MBCA, including Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Organizational Documents. At the Effective Time, (a) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the articles of incorporation of Purchaser until thereafter amended in accordance with the provisions thereof and as provided by Law, except for Article I thereof, which shall read “the name of the corporation is Lifecore Biomedical, Inc.” and (b) the bylaws of Purchaser will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the articles of incorporation of the Surviving Corporation or by applicable law.
     Section 2.6 Directors and Officers of Surviving Corporation. The directors of Purchaser and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation, bylaws of the Surviving Corporation and applicable law.
III. EFFECT OF THE MERGER ON CAPITAL STOCK
     Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser or the Company or the holder of any capital stock of Parent, Purchaser or the Company:
               (a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Parent or Purchaser (including Shares received in the Offer) or any of their respective direct or indirect wholly-owned Subsidiaries or any direct or indirect wholly-owned Subsidiary of the Company (other than Shares held on behalf of third parties) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
               (b) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable upon surrender of such Shares in the manner provided in Section 3.2.

               (c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will automatically be cancelled and retired and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 3.2.
               (d) Conversion of Purchaser Capital Stock. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
     Section 3.2 Surrender of Certificates.
               (a) Paying Agent. Prior to the expiration of the Offer, for the benefit of the holders of Shares (other than Excluded Shares), Purchaser will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article III from time to time after the Effective Time. Immediately after the Effective Time, Parent or Purchaser will deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Company’s shareholders cash in amounts sufficient for the payment of the aggregate amount of Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments of the Merger Consideration to the Company’s shareholders contemplated hereby out of the Payment Fund. Purchaser will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company, prior to the Effective Time. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available) or in money market funds. Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.
               (b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
               (c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options, as the case may be, in respect of which such deduction and withholding was made.
               (d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.
               (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates nine months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
               (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

     Section 3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the MBCA, any Shares outstanding immediately prior to the Effective Time that are held by a shareholder (a “Dissenting Shareholder”) who has neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing or is otherwise entitled to dissenters’ rights under Section 302A.621 of the MBCA and who has validly asserted dissenters’ rights with respect to the Merger in accordance with the MBCA for such Shares and otherwise not withdrawn or lost such rights (the “Dissenting Shares”), will not be converted into, or represent the right to receive, the Merger Consideration unless the holder of such Shares fails to perfect, withdraws or otherwise loses his or her dissenters’ rights. Dissenting Shareholders will be entitled to the rights with respect to the Dissenting Shares held by them in accordance with the provisions of the MBCA, including Section 302A.473 of the MBCA, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or otherwise lose their dissenters’ rights pursuant to the provisions of the MBCA will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article III and will no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 3.3, if the Merger is abandoned prior to the Acceptance Time, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares pursuant to the provisions of the MBCA will cease. The Company will give Parent and Purchaser prompt notice of any written demands to receive fair value for Shares held by a shareholder, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to rights of dissent with respect to the Merger. The Company will give Parent and Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights. The Company will not, except with the prior written consent of Parent and Purchaser, make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.
     Section 3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price (if such event occurs prior to the Acceptance Time) and the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.
     Section 3.5 Treatment of Stock Options. (a) Each option to purchase Shares (individually a “Stock Option” and collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to any Company Benefit Plan or otherwise shall be substituted for an option to purchase shares of common stock of the Surviving Corporation or, at the election of Parent, any direct or indirect parent of the Surviving Corporation (a “Rollover Option”); provided, however, that prior to the Effective Time, the Company shall provide each holder of a Stock Option that is “in-the-money” a Stock Option cancellation agreement, in a form acceptable to Parent, and if such holder executes and delivers to the Company such Stock Option cancellation agreement, in lieu of the conversion described above, each Stock Option will be canceled at the Effective Time and each holder of a Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Company an amount (subject to any applicable withholding) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). If the applicable exercise price of any Stock Option equals or exceeds the Merger Consideration, such Stock Option shall be cancelled without payment of additional consideration, and all rights with respect to such Stock Option shall terminate as of the Effective Time. Each Rollover Option shall be adjusted equitably to prevent any increase or decrease in the intrinsic value of its corresponding Stock Option as a result of the transactions contemplated hereby. At the election of Parent, the substitution of Rollover Options contemplated hereby may be satisfied either by assumption and continuation of the relevant Stock Options and the Company Benefit Plans under which such Stock Options have been granted or by granting new Rollover Options under a stock incentive plan established by the Surviving Corporation or, at the election of Parent, any direct or indirect parent of the Surviving Corporation.
               (b) With respect to any Company Benefit Plan pursuant to which Stock Options may be granted (the “Stock Option Plans”), subject to consummation of the Merger, the Stock Option Plans shall terminate, effective as of the Effective Time and no holder of Stock Options issued pursuant to the Stock Option Plans or otherwise or any participant in the Stock Option Plans shall have any rights thereunder to acquire any equity securities of or, except as expressly provided in this Section 3.5, to receive any payments from the Company, the Surviving Corporation, or any Subsidiary of the Company.
               (c) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be required to effectuate the actions contemplated by this Section 3.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.
IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in (x) the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section) and (y) as disclosed in, and reasonably apparent on the face of the disclosure contained in, any Company SEC Documents filed prior to the date of this Agreement and only as and to the extent disclosed therein (excluding any disclosures included therein to the extent that they do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences and excluding any disclosures included therein to the extent that they are cautionary and forward-looking in nature) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date that any such Company SEC Document was filed (unless amended, modified or superseded by a subsequent Company SEC Document filed before the date of this

Agreement); provided, that in no event shall any disclosure in any Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.4, 4.7, 4.8 and 4.25 of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:
     Section 4.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.
     Section 4.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote in the case of the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Special Committee, which is comprised solely of persons who (i) are “disinterested directors” (as defined in Section 302A.673 of the MBCA) and (ii) meet the qualifications set forth in Subdivision 2 of Section 302A.675 of the MBCA, at a meeting duly called and held prior to the execution of this Agreement at which all directors who were members of the Special Committee were present, duly and unanimously adopted resolutions approving, including without limitation for purposes of Section 302A.673 of the MBCA, this Agreement, and the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock upon the exercise thereof. The Company Board, at a meeting duly called and held prior to the execution of this Agreement, and acting on the unanimous recommendation of the Special Committee, duly and unanimously: (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock upon the exercise thereof and the other transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and adopt this Agreement (including the recommendation of the Special Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, except in the case of the Merger which is subject to the Requisite Company Vote.

               (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
     Section 4.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 50,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the close of business on January 10, 2008 (the “Measurement Date”), (i) 13,545,691 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding and (ii) there were available for grant pursuant to the Company Stock Award Plans, Stock Options representing an aggregate of 3,653,806 shares of Common Stock. No Shares are held in the treasury of any of the Company’s Subsidiaries. Since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Stock Options. As of the Measurement Date, 1,275,413 Stock Options to purchase 1,275,413 shares of Common Stock were outstanding, with a weighted average exercise price of $10.258 per share. Section 4.3(a) of the Company Disclosure Letter sets forth for each Stock Option, issued or outstanding pursuant to the Company Stock Award Plans or otherwise, the number of Stock Options, the number of shares of Common Stock issuable thereunder and the vesting schedules, the grant date, the expiration date and exercise or conversion price relating thereto. Except as set forth in this Section 4.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 6.1(c) if made after the date of this Agreement.
               (b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive or other similar rights.
               (c) The Company has furnished to Purchaser correct and complete copies of all stock award plans set forth in Section 4.3(c) of the Company Disclosure Letter (the “Company Stock Award Plans”) and all forms of options and other stock-based awards issued under those Company Stock Award Plans. There are no Company Stock Award Plans except as set forth in Section 4.3(c) of the Company Disclosure Letter.
               (d) Except as set forth in this Section 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

               (e) Other than the issuance of Shares upon exercise of Stock Options, since September 30, 2007, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
               (f) Neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.
               (g) With respect to the Stock Options, (i) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the shareholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Award Plan, the Exchange Act and all other applicable Law, including the rules of NASDAQ, (iii) the per share exercise price of each Stock Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws, and (v) no modifications have been made to any such grants after the Grant Date.
     Section 4.4 Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens (other than Liens required by the terms of the Loan Agreement, dated August 1, 2004, by and between City of Chaska, Minnesota and the Company (the “Industrial Bonds Facility”) and Liens required by the terms of the Revolving Credit and Security Agreement, dated December 18, 2002, by and between the Company and M&I Marshall and Ilsley Bank (as amended, the “Credit Facility”)) or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). The Company has furnished to Purchaser complete and correct copies of the Company Organizational Documents.
     Section 4.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) with respect to consummation of the

Merger, the filing of the Articles of Merger with the Secretary of State of the State of Minnesota; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Schedule 14D-9 and, to the extent that the approval of the Company’s shareholders is required under Law in order to consummate the Merger, the filing of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement (the “Company Shareholders Meeting”); (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Global Market (“NASDAQ”); (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), (C) the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if required, and (D) the competition or merger control Laws of any other applicable jurisdiction; (vi) such filings as may be required under Chapter 80B of the Minnesota Statutes; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 4.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer and the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations (with or without notice or lapse of time or both) under any Company Contracts, including any obligation to purchase, license or sell assets or securities; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (ii) through (vi), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 4.7 Voting. (a) In the event that the Merger is consummated other than pursuant to Section 302A.621 of the MBCA, the Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the MBCA, other applicable Laws or otherwise) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.
               (b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.
     Section 4.8 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2005, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act, and complied in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review.
               (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the net income, total shareholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not material in amount or effect and to any other adjustments expressly set forth in the Company SEC Documents filed prior to the date of this Agreement), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
               (c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated

Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2005, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.
               (d) Since January 1, 2005, to the Knowledge of the Company, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2005, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.
     Section 4.9 Undisclosed Liabilities. Except (i) as and to the extent disclosed, reflected or reserved against on the consolidated balance sheet of the Company dated as of September 30, 2007 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since September 30, 2007 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
     Section 4.10 Absence of Certain Changes. Since September 30, 2007, the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practices, and:
               (a) there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

               (b) there has not been any action or event that, if taken on or after the date of this Agreement without Purchaser’s consent, would violate the provisions of Section 6.1.
     Section 4.11 Litigation. There are no claims (including claims of injury relating to medical device products), actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries (i) which involves an amount in controversy in excess of $100,000, (ii) which seeks material injunctive relief, (iii) questions the accounting practices of the Company or its Subsidiaries or (iv) which, individually or together with all other Legal Actions, would reasonably be expected to have a Company Material Adverse Effect. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary of the Company, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would or would reasonably be expected to be materially adverse to the business or assets of the Company and its Subsidiaries taken as a whole.
     Section 4.12 Contracts. (a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000; (iii) which contains any provision that would restrict or affect the conduct of business of any Affiliate of the Company (or any Affiliate of any such Affiliate of the Company); (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole; (v) which was entered into after January 1, 2007 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $250,000 (other than acquisitions or dispositions of assets in the ordinary course of business); (vi) which by its terms calls for aggregate payments by the Company or its Subsidiaries of more than $250,000 over the remaining term; (vi) which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000; or (vii) which grants any rights to, or otherwise pertains to, any material Company Intellectual Property. Each Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding of the type described in clauses (i) through (vii) of this Section 4.12, whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract). A true and complete list of the Company Contracts is set forth in Section 4.12(a) of the Company Disclosure Letter, except for Company Contracts filed or incorporated by reference as exhibits to the Company’s Form 10-K for the fiscal year ended June 30, 2007.
               (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company, each of its Subsidiaries and each other party to each Company Contract, has in all material respects performed all obligations required to be performed by it under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default under any such Company Contract on the part of the Company, any of its Subsidiaries or any other party thereto, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     Section 4.13 Benefit Plans. (a) Section 4.13(a) of the Company Disclosure Letter contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits (excluding any agreement or arrangement between any of the Company’s Subsidiaries, on one hand, and an employee, on the other, which agreements or arrangements are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole). All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.”
               (b) No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) (an “ERISA Affiliate”) to any material Tax, penalty, fine or other liability imposed by ERISA, the Code or other applicable Laws.
               (c) No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

               (d) With respect to each Company Benefit Plan, if applicable, the Company has made available to Purchaser correct and complete copies of (i) all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; (ii) the most recent summary plan descriptions and any summaries of material modifications; (iii) the most recent financial reports for such Company Benefit Plan, if any; (iv) the most actuarial valuation report, if any; (v) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Benefit Plan; (vi) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for each of the most recent plan year; and (vii) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.
               (e) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
               (f) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or such qualified plan has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the adopting employer), and no event has occurred that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.
               (g) None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or participant’s beneficiary. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.
               (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
               (i) There are no pending or, to the Knowledge of the Company, threatened Legal Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims).
               (j) All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
               (k) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Treasury Regulations promulgated under Section 409A of the Code.
     Section 4.14 Labor Relations. (a)(i) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2005 or are now being conducted and (ii) neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract. There is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.
               (b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing” or “mass layoff” as contemplated by the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries.
     Section 4.15 Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.
               (b) The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns) referred to in Section 4.15(a) and have made adequate provision in all material respects for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before June 30, 2007 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP, and the Company and its Subsidiaries have not incurred any material Tax since June 30, 2007 except in the ordinary course of business consistent with past practice.
               (c) There are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
               (d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries except for such audits and proceedings that are not, individually or in the aggregate, material to the Company.
               (e) There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.
               (f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.
               (g) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except for such Taxes as to which the failure to pay or withhold is not, individually or in the aggregate, material to the Company.
               (h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.
               (i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code.
               (j) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction as defined in Treasury Regulations Section 1.6011-4 for which disclosure was required on IRS Form 8886.
               (k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, or (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
               (l) Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
     Section 4.16 Environmental Liability. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to any order, judgment, decree, letter or memorandum by or with any Governmental Entity imposing any liability or obligation under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries.
     Section 4.17 Title to Real Properties. (a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company or any of its Subsidiaries (the “Owned Property”), including the address of the Owned Property and the name of the fee owner. The Company or one of its Subsidiaries has good and valid title in fee simple to all of the Owned Property, free and clear of all Liens, except for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the use, operations or value of such Owned Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any restrictive covenants, declarations or restrictions affecting the Owned Property, which default remains uncured.
               (b) Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Property”), including the address of such Leased Property, and identifying the applicable lease (each such lease, a “Lease”). The Company has heretofore made available to Purchaser true, correct and complete copies of the Leases. The Company and each of its Subsidiaries have good and valid leasehold interests in all of the Leased Property. To the Knowledge of the Company, there are no existing defaults by the landlord or tenant under any of the Leases, which defaults remain uncured, and no event which, with notice or lapse of time or both, would become a default by the Company or its Subsidiary, as applicable, or, to the Knowledge of the Company, the counterparties thereto. All leases (the “Personal Property Leases”) under which the Company or any of its Subsidiaries lease any material personal property are in good standing, valid and effective against the Company.

          (c) Other than the rights of owners of the Leased Properties and the rights of the Company and its Subsidiaries, the Owned Property and the Leased Property are free of any right of possession or claim of right of possession of any other party.
     Section 4.18 Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to result in (x) a material settlement or fine or (y) material change in the conduct of business of the entity required to hold such Company Permit as currently conducted relating, in the case of this clause (y), to a material portion of the revenues or earnings of the Company and its Subsidiaries, taken as a whole (an “Adverse Permit Effect”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be reasonably expected to result in an Adverse Permit Effect. The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not be reasonably expected to result in an Adverse Permit Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not would not be reasonably expected to result in an Adverse Permit Effect.
          (b) Neither the Company nor any of its Subsidiaries is, and since January 1, 2005, each of the Company and its Subsidiaries has not been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, in each case in any material respect.
     Section 4.19 Intellectual Property.
          (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses all right, title and interest in and to all material Company Intellectual Property. To the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual Property. In the two years prior to the Closing Date, neither the Company nor any of its Subsidiaries has received any notice from any person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such person or that any of the Company Intellectual Property is invalid. The consummation of the transactions contemplated hereby will not materially alter or impair the Company’s or any of its Subsidiaries rights in or to the Company Intellectual Property.
          (b) No claims are currently pending or, to the Knowledge of the Company, threatened by any person with respect to the Company Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries. There are no pending claims by the Company or any Subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for any such claim.
          (c) The Company and its Subsidiaries take all commercially reasonable steps to maintain the confidentiality of their material trade secrets, and none of such trade secrets have been disclosed to any third party except pursuant to written confidentiality obligations.
          (d) No current or former employee or consultant of the Company or any of its Subsidiaries owns any right, title or interest in or to any material Company Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries other than with respect to rights that are not assignable under applicable Law. All Company Intellectual Property developed by or on behalf of the Company or any of its Subsidiaries and owned or purported to be owned by the Company or any of its Subsidiaries was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such developed and owned Company Intellectual Property to Company or its Subsidiaries to the extent that such rights are assignable under applicable Law.
          (e) As used herein, the term “Intellectual Property” shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, “Company Intellectual Property” shall mean the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned, purported to be owned, or held for use by the Company or any of its Subsidiaries.
     Section 4.20 FDA. The Company and its Subsidiaries develop, manufacture, label, store, test, distribute and market and since January 1, 2005 have developed, manufactured, labeled, stored, tested, distributed and marketed its products in all material respects in accordance with all applicable rules and regulations of the United States Food and Drug Administration (the “FDA”) (including the “Good Manufacturing Practices” and the “Medical Device Reporting” regulations) and all other applicable foreign, federal, state, and local regulatory authorities, and the Company’s quality control procedures in effect at the time of developing, manufacture, labeling, storing, testing and distribution. To the extent required, all of the products currently sold by the Company or its Subsidiaries have been approved or cleared for sale by the FDA and, to the Knowledge of the Company, applicable foreign regulatory agencies. Neither the Company nor any of its Subsidiaries has received any notice from the FDA or any other federal, state or foreign regulatory agency or third party (i) of any circumstances that have arisen which would reasonably be expected to lead to the questioning of its development, application, manufacturing or marketing practices or the safety or efficacy of its products or (ii) threatening to revoke, suspend, cancel, withdraw, place sales or marketing restrictions on, curtail any product clearance or approval, or seek damages (for past or present products or product candidates), and, with respect to clauses (i) and (ii) above, the Company is not aware of any intent to deliver any such notice. The Company is not aware of any circumstances which have arisen which would reasonably be expected to require any material recall, market withdrawal, correction, removal, notification, take repair/replace/refund action or similar action, or claim by order of any Governmental Body or any third party of any product or which would reasonably be expected to lead to an injunction pertaining to such product, including the procedures used to manufacture and test such product. Section 4.20 of the Company Disclosure Letter contains a complete list of all products manufactured or marketed by the Company, including those which require the approval of, or premarket notification to, or listing with the FDA or any other federal, state or foreign governmental agency or bureau under any existing law, regulation or policy, specifying the type of approval, premarket notification or listing required and the reference number or identification of each currently effective approval, notice and registration. None of the products identified in Section 4.20 of the Company Disclosure Letter, or any product candidate or previously marketed or approved product, has been the subject of any voluntary or involuntary recall, third party action, or any governmental investigation other than routine inspections of the Company’s facilities. All U.S. and international regulatory approvals or premarket notifications are owned by and registered in the name of the Company or its Subsidiaries and are in full force and effect. To the Knowledge of the Company, all preclinical studies and clinical trials conducted by the Company since January 1, 2005 have been, and are being, conducted in substantial compliance with the requirements of Good Laboratory Practice, data protection/privacy standards, and Good Clinical Practice and applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations and foreign equivalents. Any preclinical tests and clinical trials associated with the Company’s products and product candidates since January 1, 2005 were and, if still pending, are to the Company’s Knowledge being conducted in all material respects in accordance with applicable laws and regulations of the appropriate regulatory authorities for each such test or trial and in accordance with all statutes, laws, rules and regulations, as the case may be, and with good clinical practices. The Company has no Knowledge of any studies or tests the results of which call into question the efficacy, safety, or approvability by the FDA or authorizations by its foreign equivalents of the product or product candidate; and the Company has not received any notices or other correspondence from the FDA or any committee thereof or from any other U.S. or foreign government or drug, biologic or medical device regulatory agency requiring the termination or suspension of any clinical trials related to the Company’s product or product candidates.
     Section 4.21 Indebtedness. The only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts,

capital leases or purchase price obligations with respect to acquisitions) is (i) $5,630,000 in aggregate principal amount of variable rate industrial bonds issued pursuant to the Industrial Bond Facility issued by the Company and (ii) borrowings under the Credit Facility that would be permitted pursuant to Section 6.1 if incurred after the date of this Agreement. As of the date of this Agreement, there are no outstanding amounts under the Credit Facility.
     Section 4.22 Insurance. The Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.
          (a) Suppliers, Distributors and Customers. Since January 1, 2007 (i) no supplier or distributor of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) to the Knowledge of the Company, no supplier or distributor of the Company or any of its Subsidiaries has provided written notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement, including any Company Contract, with the Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (iii) to the Knowledge of the Company, none of the suppliers, distributors or manufacturers for the Company or any of its Subsidiaries is unable to continue to supply, distribute or manufacture the products or services supplied to, distributed for or manufactured for the Company or any of its Subsidiaries by such supplier, distributor or manufacturer, except for such inabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Since January 1, 2007 (i) no customer of the Company’s Hyaluronan Division (each, a “Hyaluronan Division Customer”) has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or (ii) to the Knowledge of the Company, no Hyaluronan Division Customer has provided written notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement, including any Company Contract, with the Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (c) The Company and its Subsidiaries have no direct or indirect ownership interest in any supplier, distributor, manufacturer or customer (including a Hyaluronan Division Customer) of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole.
     Section 4.23 Relations with Governments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.
     Section 4.24 Takeover Statutes. No further action is required by the Company Board, the Special Committee or the shareholders of the Company to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (a) the restrictions on “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA; (b) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA; and (c) the “fair price requirement” set forth in Section 302A.675 of the MBCA. The Company does not have a poison pill or rights agreement in place.
     Section 4.25 Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Report, Section 4.26 of the Company Disclosure Letter (i) sets forth a correct and complete list of the Contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares, or (C) any Affiliate of any such officer, director or owner, since January 1, 2005, and (ii) identifies each Affiliate Transaction that has been terminated since January 1, 2005 or is in existence as of the date of this Agreement. The Company has provided to Purchaser correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
     Section 4.26 Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9, the Company Proxy Statement, or any other document filed with the SEC or the Commissioner of Commerce of the State of Minnesota in connection with the Offer or the Merger and the other transactions contemplated by this Agreement (the “Other

Filings”) will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 14D-9 or any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC or the Commissioner of Commerce of the State of Minnesota, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser in connection with the preparation of the Schedule 14D-9, the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Schedule 14D-9, the Company Proxy Statement, and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 4.27 Opinion of Financial Advisor. Piper Jaffray & Co. (the “Company Financial Advisor”) has delivered to the Special Committee and to the Company Board its written opinion to the effect that, as of the date of this Agreement, the Offer Price and the Merger Consideration are fair to the shareholders of the Company, from a financial point of view. The Company has furnished to Purchaser a correct and complete copy of such opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Offer Documents and in the Company Proxy Statement.
     Section 4.28 Brokers and Finders. Other than the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Purchaser a correct and complete copy of all agreements between the Company and each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Offer, the Merger or such other transactions.
     Section 4.29 No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates.
V. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
          Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Acquiror Disclosure Letter”) delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent and Purchaser hereby represent and warrant to the Company as follows:

     Section 5.1 Organization and Power. Each of Parent and Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Purchaser has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its business as now conducted.
     Section 5.2 Corporate Authorization. Each of Parent and Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser.
     Section 5.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.
     Section 5.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) with respect to consummation of the Merger, the filing of the Articles of Merger with the Secretary of State of the State of Minnesota; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Offer Documents and the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; (v) the pre-merger notification required under (A) the HSR Act, (B) any applicable requirements of the EC Merger Regulation, (C) the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if required, and (D) the competition or merger control Laws of any other applicable jurisdiction; (vi) such filings as may be required under Chapter 80B of the Minnesota Statutes; (vii) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 5.4 of the Acquiror Disclosure Letter; and (viii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
     Section 5.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not:
               (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Purchaser; or
               (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Purchaser or any of its Subsidiaries or by which any assets of Parent or Purchaser or any of their respective Subsidiaries (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in this Section 5.5 have been obtained or made), except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
     Section 5.6 Information Supplied. None of the information supplied by or on behalf of Parent or Purchaser for inclusion in the Company Proxy Statement or Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC or the Commissioner of Commerce of the State of Minnesota, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 5.7 Financing. Purchaser has delivered to the Company true and complete copies of the equity commitment letters, dated as of the date of this Agreement, from Warburg Pincus (the “Financing Letter”), pursuant to which Warburg Pincus has committed, subject to the terms thereof, to invest the cash amounts set forth therein. Prior to the date of this Agreement, (i) the Financing Letter has not been amended or modified, and (ii) the commitment contained in the Financing Letter has not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Letter is a legal, valid and binding obligation of Warburg Pincus and is in full force and effect. The cash amounts set forth in the Financing Letter are sufficient to consummate the Offer as currently contemplated and no additional debt amounts are or will be required to accomplish same. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Purchaser under the Financing Letter and neither Parent nor Purchaser has any reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in the Financing Letter on or prior to the Acceptance Time, any “subsequent offering period” and the Closing Date. Other than as set forth in such Financing Letter as in effect on the date hereof, there are no precedent conditions related to the funding or investing, as applicable, of the full amounts set forth in the Financing Letter that are different in any respect from the conditions set forth in Annex I or Article VII hereof.
     Section 5.8 Interim Operations of Purchaser. Parent and Purchaser were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.
     Section 5.9 Absence of Litigation. As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates, other than any such suit, claim, action, proceeding or investigation that would or would not, reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby.
     Section 5.10 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has caused Warburg Pincus to deliver to the Company the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of Warburg Pincus, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Warburg Pincus under the Limited Guarantee.
     Section 5.11 Ownership of Shares. As of the date of this Agreement, neither Parent nor Purchaser owns, directly or indirectly, beneficially or of record, any Shares, and neither Parent nor Purchaser holds any rights to acquire any Shares except pursuant to this Agreement.
     Section 5.12 No Other Representations or Warranties. Except for the representations and warranties of Parent and Purchaser contained in this Article V, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided by Parent or Purchaser or any of their Affiliates.
VI. COVENANTS
     Section 6.1 Conduct of Business of the Company. Except as expressly required by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter or with the written consent of Purchaser, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use all reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its material customers, distributors, suppliers and manufacturers. Without limiting the generality of the foregoing, except with the prior written consent of Purchaser, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:
          (a) propose, make or adopt any changes to the Company Organizational Documents;
          (b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such, other than dividends paid by a wholly-owned Subsidiary to its parent corporation in the ordinary course of business;
          (c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) authorize for issuance, issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) (other than pursuant to the exercise of the Stock Options outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement), (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 6.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;
          (d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, other than, with respect to compensation payable, fiscal year-end increases in the ordinary course of business consistent with past practice in an amount not to exceed 4% in the aggregate of such compensation, (ii) grant any severance or termination pay to any of its past or present directors, officers, employees, or other service providers, (iii) enter into any new employment or severance agreement with any of its past or present directors, officers, employees, or other service providers, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, or (vii) grant any equity or equity-based awards to directors, officers or employees, except in each case to the extent required by applicable Laws or by existing Company Benefit Plans set forth in Section 4.13(a) of the Company Disclosure Letter and except for grants of Stock Options covering a maximum of 50,000 shares of Common Stock made in a manner consistent with past practices which grants shall be subject to the prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed);
          (e) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company’s Subsidiaries other than routine employee terminations;
          (f) enter into any agreement or arrangement that limits or otherwise restricts the Company, any of the Company’s Subsidiaries or any of the current or future Affiliates of the Company from engaging or competing in any line of business or in any location;
          (g) take any action which would, directly or indirectly, restrict or impair the ability of Parent or Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, Shares acquired or controlled or to be acquired or controlled by Parent or Purchaser;

          (h) merge or consolidate the Company or any of its Subsidiaries with any Person, or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any Subsidiary of the Company;
          (i) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture);
          (j) mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any liens thereupon;
          (k) make any material acquisition, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture), or make any property transfers or material purchases of any property or assets, to or from any Person (other than a wholly-owned Subsidiary of the Company);
          (l) enter into, renew, extend, amend or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole other than in the ordinary course of business;
          (m) incur, assume, guarantee or prepay any indebtedness for borrowed money (including the issuance of any debt security), except for the incurrence, assumption or guarantee of unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty, provided such unsecured indebtedness does not exceed $250,000 in the aggregate;
          (n) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person in excess of $100,000 in the aggregate, other than loans, advances or capital contributions to or among wholly-owned Subsidiaries;
          (o) authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1,500,000;
          (p) change its financial accounting policies or procedures in effect as of September 30, 2007, other than as required by Law or GAAP, or write up, write down or write off the book value of, or otherwise revalue, any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;
          (q) waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

          (r) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (s) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
          (t) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;
          (u) disclose any of its material trade secrets;
          (v) take any action that would reasonably be expected to have a Company Material Adverse Effect; or
          (w) agree or commit to do any of the foregoing.
     Section 6.2 Other Actions. Parent, Purchaser and the Company will not, and will cause their respective Subsidiaries and controlled Affiliates not to, take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to either (i) the Offer set forth in Annex I to this Agreement or (ii) the Merger set forth in Article II of this Agreement, in each case, not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board (or the Special Committee) withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.4.
     Section 6.3 Access to Information; Confidentiality. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, Purchaser and their Representatives, during normal business hours and upon reasonable advance notice (i) such access to the officers, management, employees, offices, properties, books and records, including environmental or regulatory audits, of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Purchaser reasonably may request, except that Parent or Purchaser shall not conduct any physical testing, sampling or analysis of soil, subsoil, groundwater, other environmental constituents, or building materials without specific written authorization from the Company, which authorization shall not be unreasonably withheld or delayed, and (ii) all documents (including, without limitation, financial, operating and other data) that Parent or Purchaser reasonably may request. Notwithstanding the foregoing, Parent, Purchaser and their Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section

6.3 shall be deemed to be “Evaluation Material”, as defined in and subject to the terms of the Confidentiality Agreement.
          (b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants, conditions or agreements of the other parties set forth herein.
     Section 6.4 Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on February 13, 2008 (the “Solicitation Period End Time”), the Company and its Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
          (b) (i) Subject to Sections 6.4(c) and 6.4(e), except with respect to any written Takeover Proposal received after the date hereof and prior to the Solicitation Period End Time with respect to which the requirements of Sections 6.4(c)(i) and (c)(iii) have been satisfied as of the Solicitation Period End Time and thereafter (as such Takeover Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be a Takeover Proposal with respect to which the requirements of Section 6.4(c)(i) and (c)(iii) have been satisfied, so long as such negotiations are active and ongoing and such Takeover Proposal subsequently satisfies Section 6.4(c)(i) and (c)(iii)) (any Person so submitting such Takeover Proposal, an “Excluded Party”), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End Time until the Effective Time:
          (1) initiate, solicit or knowingly encourage (including by way of providing information) or facilitate the submission of any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;
          (2) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with a Takeover Proposal;
          (3) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Purchaser;
          (4) approve, endorse or recommend any Takeover Proposal;

          (5) enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to a Takeover Proposal; or
          (6) resolve, propose or agree to do any of the foregoing.
Notwithstanding anything contained in this Section 6.4 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal (as such Takeover Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be a Takeover Proposal with respect to which the requirements of Sections 6.4(c)(i) and (c)(iii) have been satisfied, so long as such negotiations are active and ongoing and such Takeover Proposal subsequently satisfies the requirements of Sections 6.4(c)(i) and (c)(iii)) made by such Person fails to satisfy the requirements of Sections 6.4(c)(i) and (c)(iii).
               (ii) Except as permitted with respect to an Excluded Party pursuant to Sections 6.4(a) or 6.4(b)(i), upon the Solicitation Period End Time, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Takeover Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person.
          (c) Notwithstanding anything to the contrary contained in Section 6.4(b), but subject to Section 6.4(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote, (i) the Company has received a written Takeover Proposal from a third party that the Company Board (acting through the Special Committee, if then in existence) determines in good faith to be bona fide, (ii) the Company has not breached this Section 6.4, (iii) the Company Board (acting through the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (iv) after consultation with its outside counsel, the Company Board (acting through the Special Committee, if then in existence) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (2) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or their respective Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company and its Subsidiaries provided to such other Person which was not previously provided to Parent. Prior to the Requisite Company Vote, the Company shall in any event be permitted to take the actions described in clauses (1) and (2) above (subject to the proviso thereto) with respect to an Excluded Party for so long as they are an Excluded Party.

          (d) Within one Business Day after the Solicitation Period End Time, the Company shall provide Parent a description of the material terms and conditions of each Takeover Proposal received from an Excluded Party, and the Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis of the status of any such Takeover Proposal (including the identity of any such Excluded Party and the material terms and conditions of such Takeover Proposal and of any modifications thereto). From and after the Solicitation Period End Time, the Company shall promptly (and in any event within one Business Day) notify Parent in the event that the Company or any of its Subsidiaries or their respective Representatives receives other than from any Excluded Party: (i) any Takeover Proposal or any written indication by any Person that would reasonably be expected to result in a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information from an Excluded Party or in the ordinary course of business consistent with past practices and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall promptly (and in any event within one Business Day) notify Parent of the identity of such Person and provide Parent with a copy of the material terms of such Takeover Proposal, indication, inquiry or request including any modifications thereto (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request). The Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event within one Business Day of the occurrence of any changes, developments, discussions or negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries or discussions) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End Time, the Company shall promptly (and in any event within one Business Day) notify Parent (orally and in writing) if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Purchaser. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company Board may do so, if it determines, after consultation with its outside legal counsel, that the failure to take any such action would be inconsistent with its fiduciary duties.
          (e) If prior to the receipt of the Requisite Company Vote, the Company Board (acting through the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors (and after complying with, and giving effect to all proposed adjustments to this Agreement offered by Parent pursuant to clause (B) of this Section 6.4(e)) that (i)(x) a bona fide written Takeover Proposal received by the Company constitutes a Superior Proposal and (y) failing to take such action would be inconsistent with the fiduciary duties of the Company Board under Minnesota law, or (ii) in the absence of a Takeover Proposal, failing to take such action would be inconsistent with the fiduciary duties of the Company Board under Minnesota law, the Company Board (acting through the Special Committee, if then in existence) may (1) withdraw, modify or amend, or propose publicly to withdraw, modify or amend, in a manner adverse to Parent or Purchaser, the Company Board Recommendation (a “Recommendation Change”) and/or (2) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii) and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect; provided, further that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (X) pays the Termination Fee or the Excluded Party Termination Fee, as applicable, as required by Section 8.6, (Y) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to a Takeover Proposal (the “Alternative Acquisition Agreement”) and terminates this Agreement pursuant to Section 8.4(b), and (Z) otherwise complies with the provisions of Section 8.6; provided, further that the Company Board may not effect a Recommendation Change pursuant to the foregoing clause (1) or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal or otherwise make a Recommendation Change, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party marking such Superior Proposal) or the reasons for such Recommendation Change in the absence of a Superior Proposal, as the case may be, and (B) prior to effecting such Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal or such Recommendation Change is no longer required. In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Recommendation Change after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.
          (f) Nothing contained in this Agreement (including, without limitation, this Section 6.4) shall prohibit the Company Board (acting through the Special Committee, if then in existence) from (i) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act or (ii) complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders) or (iii) disclosing the fact that the Company Board has received a Takeover Proposal and the terms of such proposal, if the Company Board determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ; provided that any disclosure other than a

“stop, look and listen” or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act shall be deemed to be a Recommendation Change unless the Company Board (x) expressly reaffirms its recommendation to its shareholders in favor of adoption of this Agreement or (y) rejects such other Takeover Proposal.
          (g) Except as required under this Agreement with respect to Parent and Purchaser, the Company shall not take any action to exempt any Person from the restrictions on takeover offers, business combinations, control share acquisitions, fair price, moratorium or other similar provisions contained in the MBCA, including Sections 302A.671, 302A.673 and 302A.675 of the MBCA (or any similar provisions), or otherwise cause such restrictions not to apply (including without limitation by approving a Person becoming an “interested shareholder” within the meaning of Section 302A.011 of the MBCA) unless such actions are taken simultaneously with a termination of this Agreement.
          (h) Notwithstanding that an Excluded Party may arise and that the Company may be permitted to take certain actions with respect to such Excluded Party pursuant to this Section 6.4, immediately after the Solicitation Period End Time, Parent and Purchaser shall be entitled, but not obligated, to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided that, if the conditions described in the first sentence of Section 1.1(a) are satisfied, Parent and Purchaser shall commence the Offer in accordance with the terms of Section 1.1(a).
          (i) Any withdrawal, modification or amendment by the Special Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to Purchaser or Parent or that is inconsistent with the Company Board Recommendation, and any approval, endorsement or recommendation by the Special Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Special Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.
          (j) The Company represents to Parent and Purchaser that, as of the date hereof, it is not engaged, directly or indirectly, in any negotiations or discussions with any other Person with respect to a Takeover Proposal.
     Section 6.5 Notices of Certain Events. (a) The Company will notify Purchaser promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions threatened in writing or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iv) any material events, changes or developments relating to pending material Legal Actions and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.1 of this Agreement or Annex I not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, the Company will consult with Purchaser and its Representatives so as to permit the Company and Purchaser and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.5(a) shall not limit or otherwise affect the remedies available hereunder to Parent or Purchaser or the representations or warranties of the Company, or the conditions to the obligations of Parent and Purchaser hereto.
               (b) Parent and Purchaser will notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Purchaser or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, Purchaser or their Representatives), (iii) any Legal Actions threatened in writing or commenced against or otherwise affecting Parent or Purchaser that are related to the transactions contemplated by this Agreement (and the response thereto from Parent, Purchaser or their respective Representatives) if such Legal Actions could reasonably be expected to prevent Parent or Purchaser from consummating the transactions contemplated by this Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.1 of this Agreement not to be satisfied or result in such satisfaction being materially delayed. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect the remedies available hereunder to the Company or the representations or warranties of Parent and Purchaser, or the conditions to the obligations of the Company hereto.
     Section 6.6 Proxy Statement; Short-Form Merger; Company Shareholders Meeting. (a) If approval of the Company’s shareholders is required under Law in order to consummate the Merger (i.e., consummation other than pursuant to Section 302A.621 of the MBCA), the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, (i) prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Purchaser promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Purchaser has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders Meeting and the Merger. Parent and Purchaser shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and Purchaser a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. Notwithstanding the foregoing, if Parent or Purchaser shall acquire at least 90 percent (90%) of the outstanding Shares on a fully diluted basis pursuant to the Offer or otherwise, and provided that the conditions set forth in Article VII shall have been satisfied or waived, Parent shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the shareholders of the Company, in accordance with Section 302A.621 of the MBCA.
               (b) Each of Parent and Purchaser shall vote all Shares acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with applicable Law at the Company Shareholders Meeting. Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.
     Section 6.7 Employees; Benefit Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement, if any) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are substantially similar in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that incentive programs will remain discretionary); provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, or require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.
               (b) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements; provided that, notwithstanding anything to the contrary in this Agreement, the Surviving Corporation and its Affiliates shall honor the terms of all retention and change-in-control agreements without amending them and without terminating them (except for amendments or terminations in accordance with the terms of the agreements, including terminations due to the other party’s actions or due to the satisfaction of all payment obligations of the Company thereunder).

               (c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, except for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
               (d) This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Without limiting the foregoing, no provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.7 is intended to amend any Company Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.
     Section 6.8 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, and as may otherwise be required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, unless there is an actual conflict of interest among such Indemnified Parties such that one counsel cannot effectively represent all Indemnified Parties, in which case such number of counsel as are necessary.
               (b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. The Company represents that its current annual premium for director and officer insurance is set forth in Section 6.8(b) of the Company Disclosure Letter.
               (c) The provisions of this Section 6.8 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

               (d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.
               (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.
     Section 6.9 All Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Offer set forth on Annex I hereto and the conditions to the Merger set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, (iii) making, as promptly as practicable, appropriate filings (a) under the EC Merger Regulation, if required, (b) under the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if required, and (c) under any other antitrust, competition or premerger notification, trade regulation law, regulation or order, (iv) obtaining all necessary consents and waivers under any and all Contracts, Leases and Permits to which the Company or its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts, Leases or Permits following the consummation of the transactions contemplated hereby (including the Offer and the Merger), (v) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Purchaser, the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver, (vi) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.
               (b) The Company will use its best efforts to obtain (i) a Stock Option cancellation agreement as contemplated by Section 3.5 of this Agreement from each holder of a Stock Option that is “in-the-money” with respect to each Stock Option held by each such holder and (ii) such other cancellation agreements, in a form acceptable to Parent, from each holder of a Stock Option that is “out-of-the-money” with respect to each Stock Option held by each such holder.
               (c) Parent, Purchaser and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Unless the Company reasonably believes upon advice of outside counsel that the failure to do so in a timely manner would cause it to violate any applicable Laws, the Company shall not file any such document or take such action if Purchaser has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VII to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party hereto.
               (d) Each of Parent, Purchaser and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent, Purchaser or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
               (e) Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Purchaser, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders, is (i) materially adverse to the Company and its Affiliates, taken as a whole, either before or after giving effect to the Offer and the Merger, or (ii) requires any material change in the conduct of business of the Company or any of its divisions or Subsidiaries as currently conducted relating to a material portion of the revenues or earnings of the Company and its Subsidiaries (either of (i) or (ii), a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Purchaser, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.
     Section 6.10 Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent, Purchaser nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or the NASDAQ requirements, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
     Section 6.11 Financial Reporting and SEC Documents.

               (a) The Company will file or furnish all Company SEC Documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules after the date of this Agreement. Each of the Company SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act, and will comply in all material respects with the then-applicable accounting standards. Any Company SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished after the date of this Agreement will include all certificates required to be included therein pursuant to Sections 302 and 906 of SOX, and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX.
               (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) filed or furnished after the date of this Agreement will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) will fairly present in all material respects the net income, total shareholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
     Section 6.12 Stock Exchange Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
     Section 6.13 Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except (a) the Company shall pay all of the Expenses incurred in connection with preparing, filing, printing and mailing the Schedule 14D-9 and the Company Proxy Statement, (b) Purchaser shall pay all of the Expenses incurred in connection with preparing, filing, printing and mailing the Offer Documents other than the Schedule 14D-9, and (c) as otherwise provided in Section 8.6.
     Section 6.14 Takeover Statutes. If any takeover, business combination, control share acquisition, fair price, moratorium or similar statutes is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, Purchaser and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     Section 6.15 Resignations. The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of any Subsidiary designated by Parent to the Company. At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and its Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.
     Section 6.16 Litigation. The Company shall promptly notify Parent and Purchaser of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent and Purchaser reasonably informed regarding any such litigation. The Company shall give Parent and Purchaser the opportunity to participate in the defense or settlement of any litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein, and, prior to the earlier of the Effective Time or the termination of this Agreement, no such settlement shall be agreed to without Parent’s or Purchaser’s prior written consent.
     Section 6.17 Rule 14d-10(c) Matters. Prior to the Acceptance Time, the Company (acting through the Company Board, including the Special Committee, and its Compensation Committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements (including any payments made or to be made or benefits granted or to be granted according to such arrangements) that have been or will be entered into by the Company, Parent or any of their respective Affiliates with any security holder of the Company and to insure that any such arrangements fall within the safe harbor provisions of such rule.
     Section 6.18 Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 6.19 Company Tax Statements. If legally able to do so, the Company shall deliver a statement, reasonably acceptable to Purchaser, satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that the Common Stock is not and has not been a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

VII. CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
               (a) Company Shareholder Approval. If approval of the Merger by the holders of Shares is required by applicable Law, this Agreement and the Merger shall have been adopted by the Requisite Company Vote.
               (b) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
               (c) Purchase of Shares. Purchaser shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer, provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for any Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement.
VIII. TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time by mutual written consent of Purchaser and the Company.
     Section 8.2 Termination by Either Purchaser or the Company. This Agreement may be terminated by either Purchaser or the Company at any time prior to the Acceptance Time:
               (a) if Parent or Purchaser shall not have accepted for payment any Shares pursuant to the Offer on or before the date that is one hundred fifty (150) days from the date of this Agreement (the “Initial Termination Date”); provided, however, that in the event one or more of the conditions to the Offer set forth in clause (B) of the first paragraph of Annex I hereto or clause (a) of Annex I hereto shall not have been satisfied or waived on or prior to the Initial Termination Date, and all of the other conditions to the Offer set forth in Annex I hereto shall have been satisfied or waived on or prior to the Initial Termination Date, the Initial Termination Date shall be automatically extended until the date that is two hundred twenty-five (225) days from the date of this Agreement (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has been a principal cause of, or resulted in (i) the failure of any of the conditions to the Offer set forth in Annex I hereto to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or

               (b) if the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Shares pursuant to the Offer and all conditions set forth in Annex I, other than the Minimum Tender Condition have been satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has been a principal cause of, or resulted in (i) the failure of any of the conditions to the Offer set forth in Annex I hereto to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer; or
               (c) if any Law prohibits consummation of the Offer or the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Offer or the Merger, and such Order has become final and nonappealable.
     Section 8.3 Termination by Purchaser. This Agreement may be terminated and the Offer may be abandoned by Purchaser at any time prior to the Acceptance Time:
               (a) if (i) a Recommendation Change shall have occurred, (ii) the Company Board (or the Special Committee) approves, endorses or recommends any Takeover Proposal other than the Offer and the Merger, (iii) the Company Board (or the Special Committee) approves, endorses, recommends, or enter into or allows the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), (iv) if the Company Board fails to expressly publicly reaffirm the Company Board Recommendation within five (5) Business Days after a written request by Parent to do so; or (v) the Company or the Company Board (or the Special Committee) resolves or announces its intention to do any of the foregoing, in any case whether or not permitted by Section 6.4;
               (b) if the Company materially breaches its obligations under Section 6.4 and such breach is not cured within five (5) Business Days after the Company’s receipt of written notice asserting such breach or failure from Parent or Purchaser;
               (c) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in one or more of the conditions to the Offer set forth in clause (c) or clause (d) of Annex I hereto not being satisfied as of any scheduled expiration date of the Offer; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.3(c) until the earlier to occur of (1) the expiration of a twenty (20) Business Day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2)

the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Purchaser may not terminate this Agreement pursuant to this Section 8.3(c) if such breach or inaccuracy by the Company is cured within such twenty (20) Business Day period); provided further, however, that breaches contemplated by Section 8.3(b) above shall be governed by Section 8.3(b) and not by this Section 8.3(c); or
               (d) if a Company Material Adverse Effect shall occur and be continuing and has not been cured by the Company within twenty (20) Business Days after the Company’s receipt of written notice of the occurrence of such event from Parent or Purchaser.
     Section 8.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Acceptance Time:
               (a) in the event (A) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement or (B) that any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to prevent Parent and Purchaser from accepting for payment or paying for Shares pursuant to the Offer or consummating the Merger in accordance with the terms hereof; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any scheduled expiration date of the Offer, all references to “materiality” or “Acquiror Material Adverse Effect” contained in such representations and warranties shall be disregarded; provided further, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Purchaser is, or such inaccuracies in the representations and warranties of Parent or Purchaser are, curable by Parent or Purchaser through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.4(a) until the earlier to occur of (1) the expiration of a twenty (20) Business Day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.4(a) if such breach or inaccuracy by Parent or Purchaser is cured within such twenty (20) Business Day period).
               (b) pursuant to and in accordance with Section 6.4(e)(2); provided, however, that the Company shall simultaneously with such termination enter into an Alternative Acquisition Agreement; provided further that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee or the Excluded Party Termination Fee, as applicable, in the manner provided for in Section 8.6(a)(iv).
     Section 8.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party); provided, however, (i) that if there will be any willful and material

(a) failure of the Company to perform its covenants or (b) breach by the Company of its representations or warranties contained in this Agreement, then the Company will be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach; and (ii) with respect to Section 6.13, this Section 8.5, Section 8.6 (including with respect to any Termination Fee, Excluded Party Termination Fee and Reverse Termination Fee, as applicable, that may be payable pursuant thereto) and Article IX, each of which will survive any termination of this Agreement.
     Section 8.6 Fees and Expenses Following Termination. (a) The Company will pay, or cause to be paid, to Purchaser or to accounts designated by Purchaser in writing by wire transfer of immediately available funds an amount equal to $3,000,000.00 (the “Termination Fee”):
               (i) if this Agreement is terminated by Purchaser pursuant to Section 8.3(a), in which event payment of the Termination Fee will be made within two Business Days after such termination; provided, however, that if the event or circumstance giving rise to the right of termination is based on a Takeover Proposal by an Excluded Party that remained an Excluded Party at the time of such event or circumstance, then in lieu of payment of the Termination Fee, such payment shall instead be for $1,500,000.00 (the “Excluded Party Termination Fee”); or
               (ii) if this Agreement is terminated by Purchaser pursuant to Section 8.3(b), in which event payment of the Termination Fee will be made within two Business Days after such termination; or
               (iii) if (A) a Takeover Proposal shall have been publicly announced or disclosed or required to be publicly announced or disclosed and not terminated or withdrawn, which termination or withdrawal has been publicly announced or disclosed or required to be publicly announced or disclosed, prior to the termination of this Agreement, (B) this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.2(a) or Section 8.2(b) or by Purchaser pursuant to Section 8.3(c), and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment of the Termination Fee (net of any Purchaser Expenses previously paid) will be made on or prior to the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable; provided, however, that if the Contract providing for the implementation of the Takeover Proposal or the Takeover Proposal consummated by the Company referred to in the foregoing clause (C) is with an Excluded Party that remained an Excluded Party at the time that the Company entered into the Contract or at the time that the transaction was consummated, as applicable, then in lieu of payment of the Termination Fee, such payment shall instead be for the Excluded Party Termination Fee (net of any Purchaser Expenses previously paid). For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%”; or
               (iv) if this Agreement is terminated by the Company pursuant to Section 8.4(b), in which event payment of the Termination Fee must be made in advance of or concurrent with such termination; provided, however, that if the Company enters into an Alternative Acquisition Agreement with respect to a Takeover Proposal with an Excluded Party that remained an Excluded Party at the time of the termination of this Agreement, then in lieu of payment of the Termination Fee, such payment shall instead be for the Excluded Party Termination Fee.
          (b) In the event that this Agreement is terminated by Purchaser under the provisions referred to in clause (B) of Section 8.6(a)(iii) (or could have been terminated under such section) and the circumstances referred to in clause (A) of Section 8.6(a)(iii) shall have occurred prior to such termination but the Termination Fee or the Excluded Party Termination Fee, as applicable, or any portion thereof, has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.6(a)(iii) shall not have occurred, then the Company shall pay at the direction of Purchaser as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Purchaser’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Purchaser and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Purchaser Expenses”), which amount shall not be greater than $1,500,000.00; provided, that the existence of circumstances which could require the Termination Fee or the Excluded Party Termination Fee, as applicable, to become subsequently payable by the Company pursuant to Section 8.6(a)(iv) shall not relieve the Company of its obligations to pay the Purchaser Expenses pursuant to this Section 8.6(b); and provided, further that the payment by the Company of Purchaser Expenses pursuant to this Section 8.6(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee or Excluded Party Termination Fee, as applicable, pursuant to Section 8.6(a)(iii).
          (c) The parties acknowledge that the agreements contained in this Section 8.6(a), (b) and (d) are an integral part of the transactions contemplated by this Agreement, that without these agreements neither party would have entered into this Agreement, and that any amounts payable pursuant to this Section 8.6(a), (b) and (d) do not constitute a penalty. If either party fails to pay the other any amounts due to such other party pursuant to this Section 8.6(a), (b) and (d) within the time periods specified in this Section 8.6(a), (b) and (d), the party owing such amount shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (d) Purchaser will pay, or cause to be paid, to the Company or to accounts designated by the Company in writing by wire transfer of immediately available funds an amount equal to $9,000,000.00 (the “Reverse Termination Fee”) as liquidated damages, and not as a penalty, if this Agreement is terminated by the Company pursuant to Section 8.4(a), in which event payment of the Reverse Termination Fee will be made within two Business Days after such termination. The parties hereto agree that they have computed, estimated and agreed upon the Reverse Termination Fee as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages which will result. The parties hereto also agree that the only damage payable in the event that this Agreement is terminated by the Company pursuant to Section 8.4(a) shall be the Reverse Termination Fee. Except as expressly set forth in Section 9.15 with respect to Section 6.8 after the Effective Time or Sections 6.3 and 8.6 after termination of this Agreement and prior to the Effective Time, and notwithstanding anything else to the contrary contained herein, (a) the right to terminate this Agreement pursuant to Section 8.4(a) and to receive payment of the Reverse Termination Fee pursuant to this Section 8.6(d) shall be the sole and exclusive remedy of the Company and its Subsidiaries at law, in equity or otherwise, against Parent or Purchaser (or any shareholder, partner, member, director, officer, employee, agent, consultant, Affiliate or other Representative of such party) as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Purchaser and/or the failure of the Offer, the Merger or the other transactions contemplated by this Agreement to be consummated (including, in each case, for any loss or damage suffered in respect thereof), and (b) upon payment of the Reverse Termination Fee contemplated by this Section 8.6(d), neither Parent nor Purchaser (nor any shareholder, partner, member, director, officer, employee, agent, consultant, Affiliate or other Representative of such party) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
          (e) Except as set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.13.
     Section 8.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof, so long as (a) no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent, Purchaser and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
     Section 8.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, unless prohibited by applicable Laws, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
IX. MISCELLANEOUS
     Section 9.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
          (1) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.
          (2) “Acceptance Time” has the meaning set forth in Section 1.3(a).
          (3) “Acquiror Assets” has the meaning set forth in Section 5.5(ii).
          (4) “Acquiror Disclosure Letter” has the meaning set forth in Article V.
          (5) “Acquiror Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent or materially impair or materially delay the ability of Parent or Purchaser to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby.
          (6) “Adverse Permit Effect” has the meaning set forth in Section 4.18(a).
          (7) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
          (8) “Affiliate Transaction” has the meaning set forth in Section 4.26.
          (9) “Agreement” has the meaning set forth in the Preamble.
          (10) “Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(e).
          (11) “Antitrust Division” has the meaning set forth in Section 6.9(a).
          (12) “Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation.
          (13) “Articles of Merger” has the meaning set forth in Section 2.3.
          (14) “Burdensome Condition” has the meaning set forth in Section 6.9(e).

          (15) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.
          (16) “Certificate” has the meaning set forth in Section 3.1(c).
          (17) “Closing” has the meaning set forth in Section 2.2.
          (18) “Closing Date” has the meaning set forth in Section 2.2.
          (19) “Code” means the Internal Revenue Code of 1986, as amended.
          (20) “Common Stock” has the meaning set forth in the Recitals.
          (21) “Company” has the meaning set forth in the Preamble.
          (22) “Company Assets” has the meaning set forth in Section 4.6.
          (23) “Company Benefit Plans” has the meaning set forth in Section 4.13(a).
          (24) “Company Board” has the meaning set forth in the Recitals.
          (25) “Company Board Recommendation” has the meaning set forth in Section 4.2(a).
          (26) “Company Contract” has the meaning set forth in Section 4.12(a).
          (27) “Company Disclosure Letter” has the meaning set forth in Article IV.
          (28) “Company Financial Advisor” has the meaning set forth in Section 4.28.
          (29) “Company Intellectual Property” has the meaning set forth in Section 4.19(e).
          (30) “Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.
          (31) “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions; (B) the announcement of this Agreement and the transactions contemplated hereby; (C) general changes or developments in the industries in which the Company and its Subsidiaries operate; (D) acts of terrorism occurring in the United States or in foreign countries where the Company, either directly or through its Subsidiaries, conducts a material portion of the Company’s business; (E) changes in any Law or GAAP or interpretation thereof after the date hereof; (F) any failure, in and of itself, by the Company to meet any estimates of revenues or earnings for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); or (G) a decline in the price or trading volume of the Company’s common stock on the NASDAQ (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); except, in the case of the foregoing clauses (A), (C) and (E), to the extent such changes or developments referred to therein have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; or (ii) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
          (32) “Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.
          (33) “Company Permits” has the meaning set forth in Section 4.18(a).
          (34) “Company Proxy Statement” has the meaning set forth in Section 4.5.
          (35) “Company SEC Documents” has the meaning set forth in Section 4.8(a).
          (36) “Company Shareholders Meeting” has the meaning set forth in Section 4.5.
          (37) “Company Stock Award Plans” has the meaning set forth in Section 4.3(c).
          (38) “Confidentiality Agreement” means that certain confidentiality and standstill letter agreement by and between the Company and Warburg Pincus LLC, dated as of July 21, 2006.
          (39) “Continuation Period” has the meaning set forth in Section 6.7(a).
          (40) “Continuing Director” means any director of the Company that is not Affiliated with Purchaser or Parent, or directors designated by Parent, Purchaser, or an Affiliate thereof.
          (41) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

          (42) “Credit Facility” has the meaning set forth in Section 4.4.
          (43) “Dissenting Shareholder” has the meaning set forth in Section 3.3.
          (44) “Dissenting Shares” has the meaning set forth in Section 3.3.
          (45) “EC Merger Regulation” has the meaning set forth in Section 4.5.
          (46) “Effective Time” has the meaning set forth in Section 2.3.
          (47) “Employees” has the meaning set forth in Section 6.7(a).
          (48) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.
          (49) “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, health or safety, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.
          (50) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.
          (51) “ERISA” has the meaning set forth in Section 4.13(a).
          (52) “ERISA Affiliate” has the meaning set forth in Section 4.13(b).
          (53) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (54) “Excluded Party” has the meaning set forth in Section 6.4(b)(i).
          (55) “Excluded Party Termination Fee” has the meaning set forth in Section 8.6(a)(i).
          (56) “Excluded Share(s)” has the meaning set forth in Section 3.1(b).
          (57) “Expenses” has the meaning set forth in Section 6.13.
          (58) “Extended Termination Date” has the meaning set forth in Section 8.2(a).

          (59) “FDA” has the meaning set forth in Section 4.20.
          (60) “Financing Letters” has the meaning set forth in Section 5.7.
          (61) “FTC” has the meaning set forth in Section 6.9(a).
          (62) “GAAP” has the meaning set forth in Section 4.8(b).
          (63) “Governmental Entity” has the meaning set forth in Section 4.5.
          (64) “Grant Date” has the meaning set forth in Section 4.3(g).
          (65) “Hazardous Materials” means (i) any substance that is listed, classified, regulated or subject to under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.
          (66) “HSR Act” has the meaning set forth in Section 4.5.
          (67) “Hyaluronan Division Customer” has the meaning set forth in Section 4.23(b).
          (68) “Indemnified Parties” has the meaning set forth in Section 6.8(a).
          (69) “Indemnifying Party” has the meaning set forth in Section 6.8(a).
          (70) “Industrial Bonds Facility” has the meaning set forth in Section 4.4.
          (71) “Initial Termination Date” has the meaning set forth in Section 8.2(a).
          (72) “Intellectual Property” has the meaning set forth in Section 4.19(e).
          (73) “IRS” has the meaning set forth in Section 4.13(d).
          (74) “Knowledge” means, with respect to the Company, the knowledge of the Persons set forth in Section 9.1(74) of the Company Disclosure Letter.
          (75) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
          (76) “Lease” has the meaning set forth in Section 4.17(b).
          (77) “Leased Property” has the meaning set forth in Section 4.17(b).

          (78) “Legal Action” has the meaning set forth in Section 4.11.
          (79) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
          (80) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of -way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.
          (81) “Limited Guarantee” has the meaning set forth in the Recitals.
          (82) “Maximum Premium” has the meaning set forth in Section 6.8(b).
          (83) “MBCA” has the meaning set forth in Section 1.2(a).
          (84) “Measurement Date” has the meaning set forth in Section 4.3(a).
          (85) “Merger” has the meaning set forth in Section 2.1.
          (86) “Merger Consideration” has the meaning set forth in Section 3.1(b).
          (87) “Minimum Tender Condition” has the meaning set forth in Annex I.
          (88) “NASDAQ” has the meaning set forth in Section 4.5.
          (89) “New Plans” has the meaning set forth in Section 6.7(c).
          (90) “Notice Period” has the meaning set forth in Section 6.4(e).
          (91) “Offer” has the meaning set forth in the Recitals.
          (92) “Offer Documents” has the meaning set forth in Section 1.1(c).
          (93) “Offer Price” has the meaning set forth in the Recitals.
          (94) “Offer to Purchase” has the meaning set forth in Section 1.1(c).
          (95) “Old Plans” has the meaning set forth in Section 6.7(c).
          (96) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          (97) “Other Filings” has the meaning set forth in Section 4.27.
          (98) “Owned Property” has the meaning set forth in Section 4.17(a).

          (99) “Parent” has the meaning set forth in the Preamble.
          (100) “Paying Agent” has the meaning set forth in Section 3.2(a).
          (101) “Payment Fund” has the meaning set forth in Section 3.2(a).
          (102) “Permits” has the meaning set forth in Section 4.18(a).
          (103) “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.
          (104) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
          (105) “Personal Property Leases” has the meaning set forth in Section 4.17(b).
          (106) “Preferred Stock” has the meaning set forth in Section 4.3(a).
          (107) “Purchaser” has the meaning set forth in the Preamble.
          (108) “Purchaser Expenses” has the meaning set forth in Section 8.6(b).
          (109) “Recommendation Change” has the meaning set forth in Section 6.4(e).
          (110) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.
          (111) “Representatives” means, when used with respect to Purchaser or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Purchaser or the Company, as applicable, and its Subsidiaries.
          (112) “Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class.

          (113) “Reverse Termination Fee” has the meaning set forth in Section 8.6(d).
          (114) “Rollover Option” has the meaning set forth in Section 3.5(a).
          (115) “Schedule 14D-9” has the meaning set forth in Section 1.2(b).
          (116) “Schedule TO” has the meaning set forth in Section 1.1(c).
          (117) “SEC” has the meaning set forth in Section 1.1(c).
          (118) “Securities Act” has the meaning set forth in Section 1.4(a)(iii).
          (119) “Share(s)” has the meaning set forth in the Recitals.
          (120) “Solicitation Period End Time” has the meaning set forth in Section 6.4(a).
          (121) “SOX” has the meaning set forth in Section 4.8(a).
          (122) “Special Committee” means a committee of the Company Board, each of the members of which (i) is a “disinterested director” within the meaning of Section 302A.673 of the MBCA, (ii) meets each of the qualifications set forth in Subdivision 2 of Section 302A.675 of the MBCA and (iii) is not otherwise affiliated with Parent or Purchaser and not a member of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and shall include any successor committee to the existing Special Committee or any reconstitution thereof.
          (123) “Stock Option(s)” has the meaning set forth in Section 3.5(a).
          (124) “Stock Option Plans” has the meaning set forth in Section 3.5(b).
          (125) “Subsidiary” means, when used with respect to Parent, Purchaser or the Company, any other Person (whether or not incorporated) that Parent, Purchaser or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.
          (126) “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board (acting through the Special Committee, if then in existence) determines in good faith (after consultation with its outside financial advisor) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Company Board, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to the Company’s shareholders than the Offer and the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Purchaser to amend or modify the terms of the Offer and the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
          (127) “Surviving Corporation” has the meaning set forth in Section 2.1.
          (128) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Purchaser or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), it being expressly understood that a Takeover Proposal may include a combination of inquiries, proposals or offers from one or more Persons, whether or not Affiliates of each other, whereby separate divisions of the Company are proposed to be acquired by such Persons.
          (129) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.
          (130) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
          (131) “Termination Fee” has the meaning set forth in Section 8.6(a).
          (132) “Top-Up Option” has the meaning set forth in Section 1.4(a)(i).

          (133) “Top-Up Option Shares” has the meaning set forth in Section 1.4(a)(i).
          (134) “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          (135) “Warburg Pincus” has the meaning set forth in the Recitals.
          (136) “WARN” has the meaning set forth in Section 4.14(b).
     Section 9.2 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Schedules hereto, and not to any particular provision of this Agreement. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
     Section 9.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 6.13 (Fees and Expenses), Sections 8.5 (Effect of Termination) (and the Sections referred to therein) and 8.6 (Fees and Expenses Following Termination) and Article IX of this Agreement shall survive termination of this Agreement. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
     Section 9.4 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     Section 9.5 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this

Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in the United States District Court for the District of Minnesota, or in the event that court lacks jurisdiction to hear the claim, in Minnesota District Court for Hennepin County. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.6.
     Section 9.7 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
If to Parent or Purchaser, to:
c/o Warburg Pincus Private Equity IX, L.P.
466 Lexington Avenue
New York, New York 10017
Facsimile: 212-716-5040
Attention: Sean Carney

with a copy (which will not constitute notice to Parent or Purchaser) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 728-8111
Attention: Steven J. Gartner, Esq.
                 Mark A. Cognetti, Esq.
If to the Company, to:
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318-3051
Facsimile: 952-368-3411
Attention: Dennis J. Allingham
with a copy (which will not constitute notice to the Company) to:
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402
Facsimile: (612) 340-7800
Attention: Robert A. Rosenbaum, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.7 and appropriate confirmation is received.
     Section 9.8 Entire Agreement. This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
     Section 9.9 No Limitation on Other Representations. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company, Parent or Purchaser herein.
     Section 9.10 No Third Party Beneficiaries. Except as provided in Section 6.8 (Directors’ and Officers’ Indemnification and Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.8 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 9.11 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 9.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     Section 9.13 Assignment. This Agreement may not be assigned by operation of Law or otherwise; provided that prior to the mailing of the Company Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a constituent entity in lieu of Purchaser, in which event all references herein to Purchaser shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section will be null and void.

     Section 9.14 Remedies. Any and all remedies expressly conferred upon Parent or Purchaser to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by Parent or Purchaser of any one remedy will not preclude the exercise by it of any other remedy. Except as expressly set forth in Section 9.15 with respect to Section 6.8 after the Effective Time or Sections 6.3 and 8.6 after termination of this Agreement and prior to the Effective Time, and notwithstanding anything else to the contrary contained herein, (a) the right to terminate this Agreement pursuant to Section 8.4(a) and to receive payment of the Reverse Termination Fee pursuant to Section 8.6(d) shall be the sole and exclusive remedy of the Company and its Subsidiaries at law, in equity or otherwise, against Parent or Purchaser (or any shareholder, partner, member, director, officer, employee, agent, consultant, Affiliate or other Representative of such party) as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Purchaser and/or the failure of the Offer, the Merger or the other transactions contemplated by this Agreement to be consummated (including, in each case, for any loss or damage suffered in respect thereof), and (b) upon payment of the Reverse Termination Fee contemplated by Section 8.6(d), neither Parent nor Purchaser (nor any shareholder, partner, member, director, officer, employee, agent, consultant, Affiliate or other Representative of such party) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
     Section 9.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, Parent and Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Purchaser or to enforce specifically the terms and provisions of this Agreement, other than (i) after the Effective Time in respect of the provisions of Section 6.8 or (ii) if this Agreement is terminated prior to the Effective Time, in respect of the provisions of the last sentence of Section 6.3(a) and in respect of the provisions of Sections 8.6(c) and (d). The terms of this Section 9.15 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.
     Section 9.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LIFECORE BIOMEDICAL, INC.
By:
Name:
Title:

SBT HOLDINGS INC.
By:
Name:
Title:

SBT ACQUISITION INC.
By:
Name:
Title:

ANNEX I
Conditions to the Offer
     I. Notwithstanding any other term of the Offer, but subject to the terms and conditions set forth in the Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s or Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (A) the Minimum Tender Condition (as defined below) has been satisfied and (B)(i) the waiting period applicable to the consummation of the Offer under the HSR Act (or any extension thereof) will have expired or been terminated; (ii) the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market; (iii) all approvals in connection with the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if any, shall have been obtained; and (iv) all other approvals or consents identified in Annex I of the Company Disclosure Letter shall have been obtained except those approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term “Minimum Tender Condition” shall mean the sum of the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer which together represent at least a majority of the Fully Diluted Shares. The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options (including Stock Options), rights and securities exercisable or convertible into such voting securities. Capitalized terms that are used but not otherwise defined in this Annex I shall have the respective meanings ascribed thereto in the Agreement.
     II. Furthermore, notwithstanding any other term of the Offer or this Agreement, neither Parent nor Purchaser shall be required to commence the Offer or accept for payment or, subject as aforesaid, to pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer if, at any time on or after the date of this Agreement and before the expiration or termination of the Offer, any of the following conditions exists:
          (a) there shall be an injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement, (ii) prohibits or restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of any portion of its or the Company’s business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any portion of its or the Company’s business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares on all matters properly presented to the shareholders of the Company, (iv) imposes any material limitations on the ability of Parent or any of its respective Affiliates or Subsidiaries effectively to control in any material respect the business and operations of the Company and any of the Subsidiaries, (v) seeks to obtain from the Company, Parent or Purchaser material damages as a result of this Agreement, or (vi) which otherwise is reasonably likely to have a Company Material Adverse Effect; or
          (b) since the date of this Agreement, there shall have occurred or been discovered any event, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect; or
          (c) (i) the representations and warranties of the Company contained in Section 4.2 (Corporate Authority; Enforceability), Section 4.3 (Capitalization; Options), Section 4.7(a) (Voting), Section 4.10(a) (Absence of Company Material Adverse Effect), Section 4.25 (Takeover Statutes) and Section 4.28 (Opinion of Financial Advisor) shall not be true and correct in all respects (except, in the case of Section 4.3 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Acceptance Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall not be true and correct both when made and at and as of the Acceptance Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
          (d) the Company shall have failed to perform in all material respects all obligations, or failed to comply in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to the Agreement; provided, however, that in the event that a breach of a covenant by the Company is curable by the Company, then the Company shall have five (5) Business Days following the written notice from Parent to cure any such breach; or
          (e) this Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate this Agreement or not consummate the Merger; or
          (f) the Company shall have failed to deliver to Parent a certificate executed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying that such officers have read the matters set forth in sections (c) and (d) and that such matters have not occurred.
     III. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of this Agreement.
     IV. The foregoing conditions are for the sole benefit of Parent and Purchaser and subject to the terms and conditions of this Agreement, may be waived by Parent or Purchaser, in

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whole or in part, at any time, at the sole discretion of Parent or Purchaser. The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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